Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter Financial Results
Monday, April 22, 2013 4:45 pm EDT

Revenue increases as semiconductor equipment industry improves

HAYWARD, Calif., April 22, 2013 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter ended March 29, 2013.

Revenue for the first quarter of 2013 was $100.5 million, an increase of 11.5% compared to the fourth quarter of 2012 and a decrease of 9.1% compared to the same period a year ago.  Semiconductor revenue was 85% of total revenue for the first quarter of 2013 and revenue outside the U.S. accounted for 21% of total revenue. Gross margin for the first quarter of 2013 was 13.8%, compared to 12.8% for the previous quarter and 14.2% for the same period a year ago.

The Company recorded a net loss of $0.3 million, or $(0.01) per share in the first quarter of 2013 compared to a net loss of $1.7 million, or $(0.06) per share in the previous quarter and net income of $4.7 million, or $0.20 per share for the same period a year ago.  The net loss for the first quarter of 2013 includes pre-tax charges of $1.6 million for amortization and other costs associated with the AIT transaction. Excluding these charges the Company would have reported earnings of $0.04 per share. The company’s tax rate for the first quarter of 2013 was 7.4% and the Company is estimating the tax rate for fiscal 2013 at 24%. The financial information presented for the first quarter of 2012 does not include the operations of Advanced Integration Technologies (“AIT”), which Ultra Clean acquired on July 3, 2012.

Cash at the end of the first quarter of fiscal year 2013 was $64.9 million, an increase of $10.6 million from the previous quarter.  Outstanding debt on our bank facility, which was used to finance the AIT transaction, was $70.8 million at the end of the first quarter of fiscal year 2013, a decrease of $4.9 million from the previous quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “I am pleased that during the quarter we began to see some recovery in the semiconductor equipment industry.   In addition, our cash balance was at an all-time high at $64.9 million, which is the result, in part, of our focus on reducing inventory even as revenue is increasing. The first quarter was a period of continued transition as we identified additional synergies and related cost savings between UCT and AIT.  We look forward to the potential that the addition of AIT brings to UCT.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the second quarter of 2013 to range between $106 million to $111 million, with earnings per share in the range of $0.04 to $0.07. Excluding amortization associated with the merger with AIT we expect earnings per share to be in the range of $0.07 to $0.11. We are forecasting a tax rate of 24% for the second quarter and a tax rate of 24% for the year.”

Ultra Clean will conduct a conference call today, Monday, April 22, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 28948501 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to second quarter 2013 revenue and earnings per share and our forecasted tax rate for the second quarter of fiscal 2013 and the full fiscal year 2013, our expectations with respect to business conditions in fiscal year 2013 and our expectations regarding synergies and related cost savings in connection with our acquisition of AIT. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2012 filed with the Securities and Exchange Commission. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended March 29, 2013.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended
	March 29, 2013	March 30, 2012
Sales	$100,464	$110,565

Cost of goods sold	86,641	94,905

Gross profit	13,823	15,660

Operating expenses:
Research and development	1,257	1,406
Sales and marketing	2,319	1,744
General and administrative	9,626	6,243
Total operating expenses	13,202	9,393

Income from operations	621	6,267

Interest and other income (expense), net	(957)	(105)

Income (loss) before income taxes	(336)	6,162

Income tax provision (benefit)	(25)	1,502

Net income (loss)	$(311)	$4,660

Net income (loss) per share:
Basic	$(0.01)	$0.20
Diluted	$(0.01)	$0.20

Shares used in computing net income (loss) per share:
Basic	27,978	23,013
Diluted	27,978	23,688

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 29,	December 28,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$64,943	$54,311
Accounts receivable	49,571	50,074
Inventory	51,171	53,965
Other current assets	6,642	6,769
Total current assets	172,327	165,119

Equipment and leasehold improvements, net	8,734	9,282
Goodwill	56,662	56,662
Purchased intangibles, net	26,203	27,702
Other non-current assets	6,486	7,164
Total assets	$270,412	$265,929

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$48,706	$48,706
Accounts payable	34,587	23,485
Other current liabilities	5,485	7,045
Total current liabilities	88,778	79,236

Bank debt and other long-term liabilities	24,978	29,913
Total liabilities	113,756	109,149

Stockholders' equity:
Common stock	140,030	139,843
Retained Earnings	16,626	16,937
Total stockholders' equity	156,656	156,780
Total liabilities and stockholders' equity	$270,412	$265,929